090203

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

Filed in the office of	Document Number
Barbara K. Cegavske	20150562764-68
Barbara K. Cegavske Secretary of State State of Nevada	Filing Date and Time 12/28/2015 10:49 AM
	Entity Number E0228952010-3

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

Reve Technologies, Inc.

2. The articles have been amended as follows: (provide article numbers, if available)

Article 3: To increase the total authorized capital stock from 1,000,000,000 shares to 5,000,000,000 shares consisting of (i) 4,990,000,000 shares of voting common stock, $0.001 par value per share, and (ii) 10,000,000 shares of preferred stock, $0.001 par value per share. In keeping, the shares of Preferred Stock may be issued from time to time in one or more series, in any manner permitted by law, as determined from time to time by the Board of Directors, and stated in the resolution or resolutions providing for the issuance of such shares adopted by the Board of Directors pursuant to authority herby vested in it. Without limiting the generality of the foregoing, shares in such series shall have such voting powers, full or limited, or no voting powers, and shall have such designations, preferences, and other rights and qualifications, limitations, or restrictions thereof, permitted by law, as shall be stated in the resolution or resolutions.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 1,000,000 Series B Preferred

4. Effective date and time of filing: (optional) Date: 12/29/15 Time: 12AM

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X [signature]

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.